Exhibit 99.1

NEWS RELEASE

Chatham Lodging Trust Announces Date of 2021 Annual Meeting of Shareholders

WEST PALM BEACH, Fla., February 25, 2021 - Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels (“Chatham” or the “Company”), today announced that its Board of Trustees (the “Board”) has set the date for the Company’s 2020 annual meeting of shareholders for May 11, 2021 at 10:00 a.m. EST. The meeting will be held at the Company’s corporate offices located at 222 Lakeview Avenue, 1st Floor, Palms Meeting Room, West Palm Beach, Fla., 33401.

The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting will be the close of business on March 11, 2021.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 85 hotels totaling 11,848 rooms/suites, comprised of 39 properties it wholly owns with an aggregate of 5,900 rooms/suites in 15 states and the District of Columbia and a minority investment in the Innkeepers joint venture that owns 46 hotels with an aggregate of 5,948 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Company:
Chatham Lodging Trust
Dennis Craven, 561-227-1386
dcraven@cl-trust.com